Exhibit 10.63

AMENDED AND RESTATED

MATSON, INC. CASH INCENTIVE PLAN

Effective January 1,  2016

I.          Establishment and Purpose

A.        Matson, Inc. (the “Company” or “Matson”) has established the Matson, Inc. Cash Incentive Plan (the “Plan”), enabling a select group of employees at Matson to be eligible for cash incentive compensation.

B.        The purpose of this Plan is to motivate employees to exceed business plan performance and to provide a reward to individuals for their successful results.  Further, the Plan is intended to:

1.         Align Eligible Employees’ and shareholders’ interests;

2.         Emphasize current and future profitability, improvement or desirable change;

3.         Recognize and reward Eligible Employees who make substantial contributions to the Company;

4.         Reinforce the implementation of business plans; and

5.         Link the incentive opportunity to external competitive practices, and internally to the Company’s total compensation objectives.

C.        The Plan is also intended to serve as a retention tool and accordingly requires service beyond the performance period.

D.        It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will attract and retain key employees.

II.         Administration

A.        The Committee shall have responsibility for administration of this Plan.  Under the direction of this Committee, the corporate officer in charge of the compensation programs of the Company and other executives designated by the Chief Executive Officer of the Company shall develop and maintain guidelines for the administration of the Plan and will perform day-to-day administrative details as required.

B.        The Committee shall interpret the Plan, make or approve procedures and guidelines relating to it, and make any factual determinations arising in connection with it.  The Committee's interpretations and determinations shall be final and binding.

III.       Eligibility and Participation

A.        For each Plan Year, the Plan covers each Employee who (i) is in Active Employment during the Plan Year; (ii) is classified by the Company as a Section 16 Officer or in a  salary grade approved by the Committee; (iii) is on the payroll of the Company (or a Parent or Subsidiary) on or before October 1 of the Plan Year; and (iv) remains in Active Employment through the payout date for the award for such year, except as provided below.

B.        New Hires and Rehires.  If an individual becomes an Eligible Employee after the beginning of the Plan Year, but on or before October 1 of the Plan Year, then the bonus award for such individual (as determined pursuant to Section V.B.) shall be prorated for the length of time he or she worked as an Eligible Employee during the Plan Year.  Rehired individuals are not entitled to receive credit for prior periods of employment, unless the Eligible Employee was involuntarily terminated by the Company without Cause during the Plan Year and rehired in the same Plan Year.

C.        Disability, Retirement and Death. If an Eligible Employee becomes Permanently Disabled, takes Retirement, or dies during the Plan Year for which the award is made, then the bonus award for such individual (as determined pursuant to Section V.B.) shall be prorated based on the length of time he or she worked as an Eligible Employee during the Plan Year.

D.        Leaves of Absence. Eligible Employees who are on an approved leave of absence during the Plan Year will have their bonus amount (as determined pursuant to Section V.B.) prorated based on the number of days during the Plan Year for which such individual received regular pay from the Company (or a Parent or Subsidiary).

E.        Exceptions.  Additions or deletions to the eligibility requirements outlined above can be made only by the Chief Executive Officer, with the approval of the Committee.

IV.       Performance Goals (Objectives)

The performance goals used as the basis of this Plan shall be determined by the Committee and may be based on (but are not limited to) one or more Company Performance Goals and/or individual goals.

V.        Awards

A.        Opportunity

For each goal established for the Eligible Employee pursuant to Section IV, a bonus opportunity (stated as a dollar amount or percentage of salary) will be set at one or more levels based on corresponding levels of attainment of that goal. For example, a target level bonus may be set for target level attainment of each established goal. Accordingly, each Eligible Employee’s maximum award under the Plan for a particular Plan Year shall be equal to the sum of the maximum level of bonus opportunity set for each goal established for him or her for that Plan Year.

B.         Determination

1.         Individual Bonus Calculation. At the end of each Plan Year, the Committee shall determine the actual level of attainment of each of the goals established for the Eligible Employee for that Plan Year.  Based on the Committee’s determination of the attained level of each goal, an initial calculation shall be made of the bonus amount attributable to that goal, and the Eligible Employee’s potential bonus amount for that Plan Year shall be equal to sum of those individually calculated bonus amounts.  However, the actual bonus amount to be paid to the Eligible Employee shall be subject to his or her satisfaction of the employment requirement set forth in Section III, and any adjustments effected by the Committee pursuant to Section V.B.2.

2.         Committee Discretion.  The award calculated for each participant pursuant to Section V.B.1 may be increased or decreased by the Committee in its absolute discretion if such award does not, in the judgment of the Committee, accurately reflect the performance of the Company or of the applicable Subsidiary, operating unit or the individual.  Such adjustments by the Committee may be applied uniformly with respect to all Eligible Employees, or such adjustment may be applied selectively with respect to one or more individual Eligible Employees.

C.        Payments and Tax Withholdings

Awards shall be paid only in cash, with such cash payment to be made at the time the award is determined, approved by the Committee and as soon as administratively possible following award determination and approval but in no event later than March 15 of the year following the Plan Year of performance.  Participants will not be permitted to receive any portion of their awards in the form of the Company’s common stock.  The Company will deduct from all payments any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such payment.

VI.       General Provisions

A.        Nothing herein contained shall be construed to limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company, all of which rights and powers are hereby expressly reserved.

B.        Nothing herein shall confer upon a participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the participant) or of the participant, which rights are hereby expressly reserved by each, to terminate participant’s service at any time for any reason, with or without cause.

C.        It is intended that the Plan shall continue from year to year, subject to an annual review by the Board of Directors.  However, the Board of Directors reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall affect the rights of participants to receive awards finally determined and approved by the Committee but unpaid at the time of such termination or amendment.

D.        The parameters of the Plan shall be construed, administered and governed by the laws of the State of Hawaii without resort to its conflict-of-laws provisions.

E.         No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment.  The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.  Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

F.         The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Section 409A of the Internal Revenue Code (the “Code”) and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Section 409A of the Code applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder that apply to such exception.

IN WITNESS WHEREOF, Matson, Inc. has caused this Plan to be executed by its duly authorized officers effective this 27th day of October,  2016.

MATSON, INC.

By	/s/ Yolanda Gonzalez
	Its:	Vice President

By	/s/ Peter Heilmann
	Its:	Senior Vice President and Chief Legal Officer

APPENDIX

The following definitions shall be in effect under the Plan:

i.          Award shall mean any cash incentive award paid out under the Plan.

ii.         Active Employment means the Eligible Employee is on the active payroll of the Company (or a Parent or Subsidiary) and has not experienced a voluntary or involuntary termination of employment with the Company (or a Parent or Subsidiary) , including discharge for any reason, resignation, layoff, death, Retirement, or Permanent Disability

iii.        Board shall mean the Company’s Board of Directors.

iv.        Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

v.         Company shall mean Matson, Inc., a Hawaii corporation.

vi.        Company Performance Goals shall mean any of the following performance criteria upon which the determination and subsequent payout of awards under the Plan may be based: (i) cash flow; (ii) earnings  (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries, (xviii) property purchases, sales, investments and construction goals, (xix) application approvals, (xx) litigation and regulatory resolution goals, (xxi) occupancy or occupancy rates, (xxii) leases, contracts or financings, including renewals, (xxiii) overhead, savings, G&A and other expense control goals, (xxiv) budget comparisons, (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards ("GICS") or GICS Index, or another peer group or peer group index; (xxvi) credit rating; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs; (xxix) improvement in workforce diversity; (xxx) net cost per ton; (xxxi) price per container or average price of container; (xxxii) voyage days or vessel scheduling; (xxxiii) lift volume per container, volume per container, number of units or size of units; (xxxiv) compliance requirements and compliance relief; (xxxv) safety goals; (xxxvi) productivity goals; (xxxvii) workforce management and succession planning goals; (xxxviii) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxix) measures of  customer satisfaction, employee satisfaction or staff development; (xl) development or marketing

1

collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xli) merger and acquisitions; and (xlii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary.  Each applicable Performance Goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; and (H) any other adjustment consistent with the operation of the Plan.

vii.       Eligible Employee shall mean an Employee eligible to participate in the Plan as determined pursuant to Section III.A.

viii.      Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, and who meets the eligibility requirements under Section 5.

ix.        Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

x.         Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

xi.        Plan shall mean the Matson, Inc. Cash Incentive Plan, as set forth herein and as amended from time to time.

xii.       Plan Year shall mean the calendar year.

xiii.      Retirement shall mean (i) the Eligible Employee’s termination of employment on or after attainment of age sixty-five (65) or (ii) the Eligible Employee's early retirement, with the prior approval of the Company (or Parent or Subsidiary employing

2

Participant), on or after attainment of age fifty-five (55) and completion of at least five (5) years of Service.

xiv.      Section 16 Officer shall mean an officer of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

xv.       Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The term Subsidiary shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

3